Exhibit 99.3

Level 5 Beverage Company, Inc., a Minerco Resources, Inc. Company, Names Key Account Manager

Nashua, NH, December 4, 2013: Minerco Resources, Inc. (OTCQB: MINE) (the “Company”), the parent company of Level 5 Beverage Company (“Level 5”), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of all-natural and highly functional brands, today announced the appointment of Kiersten Slader as the Key Account Manager for Level 5.

Ms. Slader, was hired by Power Brands Consulting, LLC. (“Power Brands”) in November, 2013 to act as Level 5’s dedicated Key Account Manager under the Brands Management Agreement. The Key Account Manager is responsible for introducing brands, generating sales and maintaining relationships with key retail accounts. Key retail accounts are larger retail chains that are strategic and add immediate value to Level 5 and its brands: LEVEL 5™, COFFEE BOOST™ and VitaminFIZZ®..

Before joining Power Brands and Level 5, Ms. Slader was the Business Development Manager at NEO North America Inc. (“NEO”) where she was instrumental in the launch and sustained growth of NEO Water since 2010. At NEO, Ms. Slader:

●	Achieved one of the fastest growing enhanced water product launches by assembling fully integrated marketing programs with distributors and key retail accounts;

●	Opened over 7,000 accounts in the US and Canada in independent, natural, convenience, drug and mass market retail channels;

●	Successfully closed national distribution with United Natural Foods, KeHE, Tree of Life, Nature’s Best, Core-Mark and more for the entire product line;

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Managed the account entrance, development of marketing and product promotion with Whole Foods Markets, Albertson’s, Walgreens, The Fresh Market, Market Center, Natural Grocers and 7-11 USA, 7-11 Canada plus others;

●	Lead all marketing efforts that promoted NEO by creating key partnerships with media outlets such as BeverageWorld, Beverage Industry, BevNET, Women’s Fitness and Men’s Fitness;

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Escalated product brand awareness by synchronizing marketing programs during events and tradeshows including but not limited to: NIKE Women’s Marathon, the LA Marathon, South by Southwest, ExpoWest, ExpoEast, NACS and Fancy Foods; and

●	Fostered key relationships with celebrities and athletes in and for the NEO team.

Prior to NEO, Ms. Slader was a Business Development Manager at DotNEXT Inc., an internet technology company.

Kiersten Slader, the Key Account Manager of Level 5 stated, “2014 is going to be an incredible year for Level 5. My excitement to represent such a fantastic line of products is at an extreme high. Each product offers something exceptionally unique, innovative and just what consumers want and need. We are working on successfully placing all Level 5 brands and products in top retailers nationwide.”

V. Scott Vanis, the Chairman of the Company said, "We welcome Ms. Slader to the Level 5 team. We love her drive and enthusiasm.  Given her proven record and contacts in the beverage business, she has hit the ground running.  In less than one month, she has either secured or already attended brand placement meetings with multiple big name retailers and key new accounts with unbelievable preliminary success.  We believe that Ms. Slader will immediately and significantly impact Level 5 by quickly securing new key accounts.  We welcome Ms. Slader to our seasoned Level 5 team.  Together with Ms. Slader, Mr. Jason Fontaine, Mr. Darin Ezra and our executive team, Level 5 has very big plans for the future!”

Please contact:	Minerco Resources, Inc. info@minercoresources.com John Powers, 888-473-5150

Public Disclosure

Details of the Company’s business, finances and agreements can be found as part of the Company’s continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information, please visit: www.minercoresources.com.

The above statements have not been evaluated by the Food and Drug Administration (FDA). These products is not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.